EXHIBIT 7.1

7.1 Explanation of ratio calculations

The information presented in each of the three tables below has been presented based upon IFRS, US GAAP and UK GAAP, respectively, and is therefore not directly comparable.

Financial data based upon IFRS:	2005	2004

Return on average total assets (2)	0.99%	1.21%

Return on average ordinary shareholders’ equity (2)	29.6%	30.7%

Average shareholders’ equity as a percentage of average total assets	3.3%	4.2%
Risk asset ratio
Tier 1	10.1%	n/a
Total	14.1%	n/a

Ratio of earnings to combined fixed charges and preference share dividends(3) Including interest on deposits Excluding interest on deposits	1.84 4.02	2.11 5.62

Ratio of earnings to fixed charges only(3) Including interest on deposits Excluding interest on deposits	1.84 4.02	2.14 5.92

Financial data based upon US GAAP:	2005	2004	2003	2002	2001

Return on average total assets (1)	0.90%	1.02%	1.18%	1.18%	1.11%
Return on average ordinary shareholders’ equity (2)	22.3%	23.7%	25.7%	27.5%	30.5%
Average shareholders’ equity as a percentage of average
total assets	4.2%	4.5%	4.9%	4.6%	3.9%
Ratio of earnings to combined fixed charges and
preference share dividends (3)
Including interest on deposits	1.74	1.99	2.50	2.28	1.73
Excluding interest on deposits	3.66	5.19	6.82	4.48	5.12
Ratio of earnings to fixed charges only (3)
Including interest on deposits	1.75	2.01	2.55	2.32	1.75
Excluding interest on deposits	3.78	5.48	7.37	4.69	5.42

Financial data based upon UK GAAP:	2004	2003	2002	2001

Return on average total assets (1)	1.30%	1.21%	1.02%	0.95%
Return on average ordinary shareholders’ equity (2)	28.8%	25.6%	21.9%	24.3%
Average shareholders’ equity as a percentage of average
total assets	4.8%	5.0%	5.0%	4.2%
Risk asset ratio
Tier 1	8.0%	9.2%	8.9%	7.9%
Total	11.6%	13.3%	13.0%	12.3%
Ratio of earnings to combined fixed charges and
preference share dividends (3)
Including interest on deposits	2.20	2.52	2.04	1.58
Excluding interest on deposits	6.10	6.92	3.82	4.30
Ratio of earnings to fixed charges only (3)
Including interest on deposits	2.23	2.57	2.07	1.60
Excluding interest on deposits	6.44	7.48	4.00	4.56

Notes:
(1)	Return on average total assets represents profit attributable to ordinary shareholders as a percentage of average total assets.
(2)	Return on average ordinary shareholders’ equity represents profit attributable to ordinary shareholders expressed as a percentage of average ordinary shareholders’ equity.
(3)	For this purpose, earnings consist of income before taxes and minority interests, plus fixed charges less the unremitted income of associated undertakings (share of profits less dividends received). Fixed charges consist of total interest expense, including or excluding interest on deposits and debt securities in issue, as appropriate, and the proportion of rental expense deemed representative of the interest factor (one third of total rental expenses).